EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Acquisition of $250 Million Asset Portfolio

MIAMI, Sept. 02, 2025 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (the “Company”) (NYSE: PFLT) today announced that it has acquired a portfolio of approximately $250 million of assets, including from TSO Puma SPV, LLC, an affiliate of Towerbrook Capital Partners. This portfolio was distributed in connection with the winding down of PennantPark-TSO Senior Loan Fund, LP, an unconsolidated limited partnership, and include assets with which the Company’s investment adviser is familiar. The average spread and credit statistics are generally in-line with PFLT’s existing portfolio. The Company acquired these assets at their most recent fair market value.

‘We are pleased to add quality assets that we know well to the PFLT portfolio,” said Art Penn, Chairman and CEO. “We believe that this will help optimize our portfolio and will be accretive to net investment income by approximately two cents per share per quarter.”

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing approximately $10 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, Los Angeles, Amsterdam and Zurich.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:
Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com